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                                                                    EXHIBIT 99.1

SEAGRAM
NEWS BRIEF


              UNIVERSAL STUDIOS AND HSN, INC. CONCLUDE TRANSACTION
                          INVOLVING TELEVISION ASSETS;
                         HSNI RENAMED USA NETWORKS, INC.
                              --------------------

NEW YORK, February 12, 1998 -- Universal Studios, Inc., a subsidiary of The Seagram Company Ltd. (NYSE: VO), and HSN, inc. (NASDAQ: HSNI) announced today that they have consummated the previously announced transaction through which USA Networks and Universal's domestic television business have been contributed to HSNi in exchange for cash and an approximate 45 percent interest in HSNi through common stock and common stock equivalents.

At HSNi's annual meeting held yesterday, all matters submitted to shareholders were approved by the required majority vote. Additionally, HSN, inc. has changed its corporate name to USA Networks, Inc. HSNi Broadcasting will be renamed USA Broadcasting, the Silver King Station Group will be renamed USA Station Group and Universal's television group will be renamed USA Networks Studios. Beginning Tuesday, February 17, the newly named company will trade on NASDAQ under the ticker symbol "USAI."

In connection with the closing, HSN, inc. announced that Edgar Bronfman, Jr., Seagram's president and chief executive officer, Robert W. Matschullat, Seagram's vice chairman and chief financial officer, Frank J. Biondi, Jr., Universal Studios' chairman and chief executive officer and Samuel Minzberg, Claridge Inc.'s president and chief executive officer, will join the USA Networks, Inc. board of directors. In addition, Barry Diller has been appointed to Seagram's board of directors.

Universal Studios, Inc. is a diversified entertainment company and a worldwide leader in motion pictures, television, music, home and location-based entertainment. Universal Studios is a unit of The Seagram Company Ltd., a global beverage and entertainment company.

USA Networks, Inc. is a diversified media and electronic commerce company with assets that include the following: the USA Network; the Sci-Fi Channel; USA Networks Studios, which consists of First Run Production & Distribution, TV Movies & Mini-Series and Network Production & Development; USA Broadcasting, which includes the USA Station Group and SF Broadcasting, Home Shopping Network and the Internet Shopping Network. The company also owns a controlling interest in Ticketmaster Group, Inc.

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